EXHIBIT 99.1

FOR RELEASE ON MARCH 1, 2004

CAPITAL HILL GOLD, INC.

ACQUIRES MINERAL CLAIMS

STUART ,FLORIDA March 1, 2004 Malcolm Cameron, President of Capital Hill Gold Inc. (OTCBB: CAGI) reports that further to a majority shareholder action the company has completed the acquisition of forty-two mineral unpatented claims (claim name: Victor 1-42 inclusive) and the NE & NW half of Section 9, and the surface rights with an option to purchase an additional 453 acres on Section 4 located in Cochise County Arizona.

These mineral claims were acquired by the issuance of 12,000,000 shares of the Company's common stock. In addition to this acquisition three new directors were also elected to the board of directors and Messrs. Arthur Garrison and Luther Jefferies resigned their positions as directors and officers.

CURRENT MANAGEMENT

Malcolm M. Cameron - President, Chief Executive Officer and Director. Mr. Cameron holds a B.A.Sc. in Electrical Engineering and an M.B.A. from the University of British Columbia. He is a registered professional engineer in the Province of British Columbia and in the State of California. He is also a member of the Canadian Institute of Mining and Metallurgy and a senior member of the Institute of Electrical and Electronic Engineers. Since 2000, Mr. Cameron has been the principal electrical engineer for NORAM Engineering and Constructors Ltd., a private Vancouver based engineering company. Mr. Cameron also served as Vice President of Universal Dynamics Group Limited, a private Richmond based engineering company from 1980 to 1999.

Francisco Kent Carasquero - Secretary and Director. Mr. Carasquero holds an Advanced BA in Economics from the University of Manitoba. Mr. Carasquero is the President, Tyee Capital Consultants, Inc. a private company involved in assisting publicly and privately held corporations in all major industry groups with structuring, marketing, investor communications, and equity and debt raising activities.

Peter K. Holeczek - Director. Mr. Holeczek was involved with Power Technologies Inc. (PWTC - OTC.BB) from August 1998 until September 2003, as their primary investor relations contact. In addition he was also directly involved in the R & D aspect of the business by assisting in the design and construction of prototypes of a revolutionary lead acid battery, at the PWTC facilities at B.C. Research Institute (BCRI). Prior to joining PWTC , Mr. Holeczek spent the period from 1995 to 1998 with Lifestart Baby Systems (LSM - CDNX), as an investor relations consultant, and subsequently as Sales Director for the Company.

AMENDMENT TO ARTICLES

On January 15, 2004 the majority of the shareholders voted to change the corporate name from Autec Associates, Inc. to Capital Hill Gold Inc. and to increase its authorized share capital to 200,000,000 shares of common stock with a par value of $0.001 per share. As of February 16, 2004 the amendments to the Company's Articles of incorporation became effective.

Cautionary Statement: This news release may include certain "Forward-looking statements" within the meaning of Section 21E of the United States Securities Exchange Act, as amended. All statements, other than statements of historical fact, included in this release are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. All forward-looking statements in this release are expressly qualified by this notice.

To receive more information, please contact;

Kent Carasquero

604-725-4160